 Deed

Concerning Shares of Shenzhen Comtech International Limited
November 14, 2012

Among:

(i)	Huimo Chen of Room 5007, 50th Floor Tower A, United Plaza, No. 5022 Binhe Road, Futian, Shenzhen, China;

(ii)	Reliable Group Limited, whose registered office is at OMC Chambers, P.O. Box 3152, Road Town, British Virgin Islands (hereinafter referred to as “Reliable”); and

(iii)	Nan Ji of Room 5007, 50th Floor Tower A, United Plaza, No. 5022 Binhe Road, Futian, Shenzhen, China;

Whereas:

(i)	Huimo Chen owns a one percent (1%) equity interest in Comtech International Limited (hereinafter referred to as “Comtech International”).

(ii)	Upon signing of this Deed, this Deed shall replace the prior deeds dated July 14, 2005 and April 14, 2005 by and among Huimo Chen and Comtech (China) Holding Limited and Nan Ji (the “Prior Deed”) in its entirety, and the Prior Deed will be deemed terminated.

For good, valuable and equitable consideration, all parties agree to the following terms:

1.	Every provision of this Deed shall be irrevocable, and further, to the extent as permitted by PRC laws and regulations, Huimo Chen undertakes to Reliable and agrees that:

(1)	Huimo Chen has been holding, still holds and shall continue to hold her equity interests in the registered capital of Comtech International, together with all dividends and interest, rights and privileges accrued or to accrue upon the same (the “Equity Interests”) for the benefit of Reliable;

(2)	Huimo Chen shall deal with and exercise any rights arising from the aforementioned Equity Interests in Comtech International in such manner as Reliable may from time to time direct;

(3)	Huimo Chen shall (i) apply the dividend and other distributions from her Equity Interests in Comtech International, if any, to the extent the payments under (i) is not permitted by PRC laws or compliance with PRC legal or regulatory requirements would render such payments not commercially feasible seek alternate means to perform her payment obligation under (ii) including, without limitation, using offshore assets equivalent in value to the dividend and other distributions she will receive in connection with her Equity Interests in Comtech International, and (ii) cause Comtech International not to declare and make any dividend or other distributions without prior written approval from Reliable;

(4)	Huimo Chen shall attend all meetings of shareholders, board of directors if appointed, or otherwise which Huimo Chen shall be entitled to attend by virtue of being the registered holder of the said Equity Interests and to vote thereat as Reliable may direct, or alternatively to execute all proxies or other documents which shall be necessary or proper to enable Reliable’s nominees to attend and vote at any such meeting, and shall also give all notices, orders and directions which Reliable may require to give;

(5)	Huimo Chen shall at any time and from time to time execute such further documents, instruments and agreements and to take any actions required by Reliable to give effect to this Deed including but not limited to transferring the Equity Interests to Reliable or its designees.

2.	This Deed and the rights and obligations of the parties thereunder shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

3.	If at any time any provisions of this Deed is or become illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of remaining provisions of this Deed, shall not be affected of impaired thereby.

4.	Any dispute arising from the interpretation or execution of, or in connection with, this Deed shall be settled through friendly consultations between the Parties. In case no settlement can be reached through consultations, the dispute shall then be submitted to Hong Kong International Arbitration Center for arbitration. The award is final and binding upon both parties.

[Signature page follows]

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Dated November 14, 2012

/s/ Huimo Chen
Signed Sealed and Delivered
By Huimo Chen
In the presence of:

/s/ Scarlett Wu
Name of witness: Scarlett Wu

Sealed with the common seal of
And signed by Jeffrey Kang (director) on behalf of
Reliable Group Limited

/s/ Jeffrey Kang

/s/ Nan Ji
Signed Sealed and Delivered
By Nan Ji
In the presence of:

/s/ Scarlett Wu
Name of witness: Scarlett Wu

In the presence of:

Name of witness: Scarlett Wu

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